GOL Linhas Aéreas Inteligentes S.A. Consent of Independent Registered Public Accounting Firm Deloitte Touche Tohmatsu Auditores Independentes

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Deloitte Touche Tohmatsu Rua José Guerra, 127 04719-030 - São Paulo - SP Brasil Tel.: +55 (11) 5186-1000 Fax: +55 (11) 5181-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Gol Linhas Aéreas Inteligentes S.A.

São Paulo - SP

We consent to the incorporation by reference in the Registration Statement No. 333-178791 on Form F-3, dated December 29, 2011, of our report dated April 8, 2011, relating to the financial statements and April 8, 2011 relating to internal control over financial reporting (April 9, 2012 as to the effects of the material weakness described in Management´s Report on internal control over financial reporting as revised), appearing in the Annual Report on Form 20-F/A Amendment No. 2 of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries for the year ended December 31, 2010 and to the reference to us under the headings "Experts" in such Registration Statement.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil

April 10, 2012

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